AMERICAN RIVER HOLDINGS/AMERICAN RIVER BANK



STOCK OPTIONS GROSS UP PLAN



           Our company encourages Board and management to be owners and as such we have minimums on Board members' shares, we have stock options as a method of increasing ownership, as well as a stock purchase plan for the employee base.

           One challenge for those exercising non-qualified stock options is that they pay an ordinary income tax on the difference between the fair market value and the option consideration. In some cases, this puts a financial burden upon the optionee whereby they are forced to sell their shares in order to pay the ordinary income tax. The company, however, is benefited upon the exercise. First, a real tax deduction is created upon the exercise, saving taxes for the company. Secondly, the exercise of the option provides significant new capital resources to be used in furthering our strategic plan.

           The Board of Directors, at their regular meeting held June 18, 1997 has adopted a Stock Options Gross Up Plan whereby, upon exercising a non-qualified stock option, the optionee receives a gross up, in cash, equal to the result of multiplying the company's tax deduction by the company's effective tax rate. The optionees eligible are limited to those listed on Schedule A (see attached). The gross up payment is subject to executing an agreement whereby the optionee agrees to hold the shares for a period of not less than a year or they will be obligated to reimburse the company for the payment made. For example, 10,000 shares with an exercise price of $10.50 and a current market value of $18.50, assuming the options were fully vested would be $80,000 which is the income that accrues to the optionee and is the tax deduction for the company; therefore, the benefit to the company is $80,000 times 40% (our current tax rate) which equals $32,000.

           May 20, 1998

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                     GROSS UP PLAN ADOPTED ON JUNE 18, 1997

                              AMENDED: MAY 20, 1998



                      James O. Burpo
                      Robert H. Daneke
                      Charles D. Fite
                      Sam J. Gallina
                      Wayne C. Matthews, MD
                      David T. Taber
                      Marjorie G. Taylor
                      Roger J. Taylor, DDS
                      Stephen H. Waks
                      William L. Young
                      William Badham
                      Richard Borst
                      Mitchell Derenzo
                      Donald Sager
                      Kevin Bender
                      Mary Johnson
                      Adrian Jones
                      Michael O'Reilly
                      Patricia Thaxter

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AMERICAN RIVER HOLDINGS

STOCK OPTIONS GROSS UP AGREEMENT

The Board of Directors of American River Holdings (the Company), at their regular meeting held June 18, 1997 has adopted a Stock Options Gross Up Plan whereby, upon exercising a non-qualified stock option, as described in the 1995 AMERICAN RIVER HOLDINGS STOCK OPTION PLAN, the Optionee is entitled to receive a gross up, subject to the provisions of this agreement, in cash, net of applicable taxes, equal to the result of multiplying the Company's tax deduction by the Company's effective tax rate, as calculated by the Company's Chief Financial Officer.

The undersigned, ____________________________ (the Optionee) is desirous of exercising non-qualified stock options per the Stock Option Agreement dated ____________and per the Stock Options Gross Up Plan dated June 18, 1997, and, hereby agrees to retain these shares for 12 months from the date of exercise. As an inducement to hold these shares, the Company agrees to pay the corresponding gross up to the Optionee which is calculated by taking the difference between the fair market value (as defined by the bid minus 10% due to the fact that they are restricted shares) less the option price, and multiplying this figure by the Company's current tax rate, as calculated by the Company's Chief Financial Officer just prior to payment. Payment will be made by the Company to the optionee between December 15th and December 31st of the same calendar year the options are exercised.

The Optionee agrees also that the herein mentioned shares will be retained by the Company for 12 months from the date of exercise.

Should the Optionee sell, transfer or otherwise assign these shares prior to 12 months from the date of the execution of this agreement, the Optionee must reimburse the Company for the total amount of the gross up as defined herewith, prior to the Company releasing said shares.

Should the Optionee die during the 12 month holding period and the shares be transferred to the estate of the deceased no reimbursement of the gross up is required.

Should the Company be acquired and the shares be transferred or sold, no reimbursement of the gross up is required.

Number of fully-vested stock options exercised:_______________
Exercise price:_____________
Current market value (bid price):________________
Bid price minus 10%:_________________________
Company's tax deduction: __________________
Company's current tax rate:__________________
Gross Up amount paid to optionee:_____________________

Dated:                                     Dated:
For the Optionee:                          For the Company:



------------------------                   ----------------------
                                           David T. Taber
                                           President & CEO